Exhibit 4.13

EXECUTION VERSION

PARALLEL DEBT AGREEMENT (this “Agreement”) dated as of May 6, 2008, among AXCAN LUXCO 1 S.ÀR.L. and AXCAN LUXCO 2 S.ÀR.L. (the “Luxembourg Guarantors”) and THE BANK OF NEW YORK, as Trustee.

Reference is made to the Senior Notes Indenture dated as of May 6, 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”), among the Issuer, the Guarantors party thereto (including the Luxembourg Guarantors) and the Trustee, relating to the issuance of the Issuer’s 12.75% Senior Notes due 2016 (the “Senior Notes”). Pursuant to the Indenture, each of the Luxembourg Guarantors has guaranteed the Issuer’s obligations to make payments in respect of the Notes issued by the Issuer pursuant to the Indenture (the “Note Obligations”). For the purpose of facilitating the enforcement of such guarantees, the parties hereto agree as follows:

SECTION 1. Definitions.

(a) Indenture.

(i) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Indenture.

(ii) The rules of construction specified in Article 1 of the Indenture also apply to this Agreement.

(b) Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Guaranty Beneficiaries” means (a) each Holder and (b) the Trustee.

“Luxembourg Corresponding Obligations” has the meaning assigned to such term in Section 2(b).

“Luxembourg Parallel Debt” has the meaning assigned to such term in Section 2(b).

“Note Obligations” has the meaning assigned to such term in the preamble.

SECTION 2. Luxembourg Parallel Debt Covenant. (a) Each Luxembourg Guarantor irrevocably and unconditionally undertakes to pay to the Trustee amounts equal to any amounts owing from time to time by such Luxembourg Guarantor to any Guaranty Beneficiary under the Indenture as and when those amounts are due.

(b) Each party to this Agreement acknowledges that the obligations of each Luxembourg Guarantor under Section 2(a) are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of that Luxembourg Guarantor to any Guaranty Beneficiary under the Indenture (its “Luxembourg Corresponding Obligations”) nor shall the amounts for which each Luxembourg Guarantor is liable under Section 2(a) (its “Luxembourg Parallel Debt”) be limited or affected in any way by the Luxembourg Corresponding Obligations; provided that:

(i) the Luxembourg Parallel Debt of a Luxembourg Guarantor shall be decreased to the extent that such Luxembourg Guarantor has paid any amounts to the Guaranty Beneficiaries to reduce its outstanding Luxembourg Corresponding Obligations, except to the extent such payment shall have been subsequently avoided or reduced by virtue of provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application;

(ii) to the extent a Luxembourg Guarantor has paid any amounts to the Trustee under its Luxembourg Parallel Debt, the aggregate amount due by such Luxembourg Guarantor under its Luxembourg Corresponding Obligations will be decreased accordingly, except to the extent such payment shall have been subsequently avoided or reduced by virtue of provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application; and

(iii) the aggregate amount which may become due under a Luxembourg Parallel Debt of a Luxembourg Guarantor shall never exceed the aggregate amount which may become due under its Luxembourg Corresponding Obligations.

(c) For the purpose of this Section 2, the Trustee acts in its own name and on behalf of itself and not as agent, representative or trustee of any other Guaranty Beneficiary, and its claims in respect of a Luxembourg Parallel Debt shall not be held in trust.

(d) All monies received or recovered by the Trustee pursuant to this Section 2 shall be applied to the Note Obligations in accordance with the terms of the Indenture.

(e) Without limiting or affecting the rights of the Trustee against a Luxembourg Guarantor hereunder, each Luxembourg Guarantor acknowledges that:

(i) nothing contained herein shall impose any obligation on the Trustee to advance any sum to a Luxembourg Guarantor; and

(ii) for the purpose of any vote taken under the Indenture, the Trustee shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Holder (if any).

(f) For the avoidance of doubt, a Luxembourg Parallel Debt (or any relevant part thereof) will become due and payable at the same time and to the same extent as the related Luxembourg Corresponding Obligations become due and payable.

SECTION 3. Miscellaneous; Incorporation by Reference.

(a) To the extent such terms are applicable, the terms of Article 12 of the Indenture are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

(b) In connection with its execution of this Agreement and its performance hereunder, the Trustee is entitled to all rights provided to it under the Indenture and subject to all its obligations under the Indenture.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

AXCAN LUXCO 1 S.ÀR.L.

By:	/s/ David Mims
Name:	David Mims
Title:	Authorised Signatory

AXCAN LUXCO 2 S.ÀR.L.

By:	/s/ David Mims
Name:	David Mims
Title:	Authorised Signatory

Signature Page for Luxembourg Parallel Debt Agreement – Notes

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

BANK OF NEW YORK, as Trustee

By:	/s/ Cheryl L. Clarke
Name:	CHERYL L. CLARKE
Title:	VICE PRESIDENT

(Signature Page for Luxembourg Parallel Debt Agreement – Notes)